Exhibit 5.1

December 12, 2005

Trustreet Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Re:	Trustreet Properties, Inc. Registration Statement on Form S-3 Exercise of Option to Purchase 1,050,000 Shares of Common Stock in connection with Underwritten Public Offering of 8,050,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Trustreet Properties, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a prospectus supplement to the prospectus contained in the registration statement on Form S-3, No. 333-125803 (collectively, the “Registration Statement”), which was declared effective on July 11, 2005. The prospectus supplement and prospectus together are herein referred to as the “Prospectus.” The Prospectus relates to the public offering of up to 8,050,000 shares of common stock, par value $.001 per share (the “Common Stock”) (including 1,050,000 shares of the Common Stock issuable pursuant to the option to purchase additional shares granted to the underwriters (the 1,050,000 shares of Common Stock referred to in this opinion as the “Shares”)), of the Company, pursuant to the terms of an underwriting agreement, dated December 6, 2005, by and among the Company and the underwriters named therein (the “Underwriting Agreement”).

For the purposes of this opinion, we have examined copies of the following documents:

1.	the Prospectus;

2.	the Registration Statement;

3.	the Underwriting Agreement;

Trustreet Properties, Inc.

December 12, 2005

4.	the Articles of Incorporation of the Company, as amended, restated or supplemented (the “Articles of Incorporation”), as certified by the Maryland State Department of Assessments and Taxation on December 2, 2005;

5.	the Bylaws of the Company, as amended, restated or supplemented (the “Bylaws”), as certified to us by the Chief Financial Officer, Executive Vice President and Secretary of the Company as being in effect as of the date hereof;

6.	the Resolutions of the Board of Directors of the Company dated June 13, 2005 and of the Pricing Committee of the Board of Directors of the Company dated December 6, 2005 (the “Resolutions”);

7.	a certificate of an officer of the Company dated as of the date hereof; and

8.	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of Shares pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Shares or the validity of the Shares. We have also assumed that the offering, sale and delivery of Shares will not, at the time of such offering, sale and delivery, violate or conflict with (1) the Articles of Incorporation, as then amended, restated and supplemented, or Bylaws, as then amended, restated and supplemented, of the Company, (2) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (3) any law or regulation or any decree, judgment or order then applicable to the Company. We have further assumed that the number of Shares to be offered and sold pursuant to the Registration Statement will not at the time of such

Trustreet Properties, Inc.

December 12, 2005

offering and sale exceed the amount of shares of common stock, par value $.001 per share, as at that time are authorized in the Articles of Incorporation, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when sold, issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the United States and the State of Maryland. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We express no opinion as to compliance with any state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. This opinion has been prepared for your use in connection with the filing of the Prospectus that forms a part of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

PILLSBURY WINTHROP SHAW PITTMAN LLP